     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER LETTER
TO ALL HOLDERS OF WARRANTS
TO PURCHASE COMMON STOCK OF
INDIA GLOBALIZATION CAPITAL, INC.
NOVEMBER 24, 2008

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS YOU TENDER WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 23, 2008, UNLESS THE OFFER IS
EXTENDED.
THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE LETTER OF
TRANSMITTAL AND IS BEING MADE TO ALL RECORD HOLDERS OF WARRANTS. THE OFFER IS
     NOT BEING MADE TO, NOR WILL EXERCISES BE ACCEPTED FROM OR ON BEHALF OF,
HOLDERS OF WARRANTS RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE
OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES,
BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION.

     India Globalization Capital, Inc. (the ‘‘Company’’) is making an offer, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the ‘‘Offer’’), for a period of twenty (20) business days, or such longer period to which the Company may extend the Offer, to the holders of the Company’s publicly traded warrants (the ‘‘Public Warrants’’) to purchase an aggregate of 22,609,000 shares of common stock par value $.0001 per share, (the ‘‘Common Stock’’), which were issued by the Company in its initial public offering and warrants (the ‘‘Private Warrants’’ and collectively with the Public Warrants, the “Warrants”) to purchase an aggregate of 1,190,000 shares of Common Stock, which were issued by the Company in private placements, as follows:

  To modify terms on which the Warrants can be exercised to permit temporarily, instead of paying the purchase price of $5.00 in cash, the exchange of 5 Warrants and $0.55 for one share of Common Stock; and

  To modify terms on which the Warrants can be exercised to permit temporarily, instead of paying the purchase price in cash, the exchange of 12 Warrants for one share of Common Stock.

     NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXERCISED FOR WHOLE SHARES.

     UNEXERCISED PUBLIC WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON MARCH 3, 2011. UNEXERCISED PRIVATE WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR RESPECTIVE TERMS

     IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS. PURSUANT TO THE WARRANT TERMS, THE COMPANY MAY REDEEM SOME OR ALL OF THE WARRANTS AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY’S COMMON STOCK EQUALS OR EXCEEDS $8.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

     You may exercise some or all of your Warrants, and you may exercise your Warrants pursuant to either method identified above or a combination of both methods. If you want to exercise your Warrants in this Offer, please specify the method(s) of exercise you are using. Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal. The Offer is not subject to the exercise of any minimum or maximum number of Warrants.

     Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” in Section 12 of this Offer Letter for a discussion of information that you should consider before exercising Warrants.

     The Offer to modify the terms on which the Warrants may be exercised will commence on November 24, 2008 (the date the materials relating to the Offer are first sent to the holders, the ‘‘Offer Date’’) through December 23, 2008 at 5:00 p.m., New York City time, or such later date to which the Company may extend the Offer (the ‘‘Expiration Date’’), at which point the exercise price will revert to the current exercise price of $5.00 per Warrant, and you will no longer be able to tender Warrants in payment of the exercise price.

     A detailed discussion of the Offer is contained in this Offer Letter. The Company will accept for exercise all Warrants validly tendered, upon the terms and subject to the conditions of the Offer and the attached Letter of Transmittal.

IMPORTANT PROCEDURES

     If you want to tender all or part of your Warrants, you must do one of the following before the Offer expires:

  if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you;

  if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for this offer; or

  if you are an institution participating in The Depository Trust Company, which we call the ‘‘book-entry transfer facility’’ in this document, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

     If you want to tender your Warrants but:

  your certificates for the Warrants are not immediately available or cannot be delivered to the depositary; or

  you cannot comply with the procedure for book-entry transfer; or

  your other required documents cannot be delivered to the depositary before the expiration of the Offer; then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

     TO TENDER YOUR WARRANTS YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO OUR OFFER.

     If you have any question or need assistance, you should contact Morrow & Co., LLC, the information agent for our offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. Morrow & Co., LLC may be reached at:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (800) 662-5200

Holders Call Toll Free: (800) 607-0088

e-mail: igc.info@morrowco.com

     THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS OR HER WARRANTS.

     Common Stock and Public Warrants are listed on the NYSE Euronext under the symbols IGC and IGC.WS, respectively. On November 21, 2008, the last reported sale prices of such securities were $1.19 and $0.09, respectively. The Company also has a current trading market for its units. One unit consists of one share of Common Stock and two Pubic Warrants with each Public Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $5.00 (a ‘‘Unit’’). The Units also trade on the NYSE Euronext under the symbol IGC.U and on November 21, 2008, the last reported sale price was $0.87. All of the currently outstanding publicly traded Warrants are the subject of this Offer, including those Warrants that are a part of the outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer (For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (the ‘‘Client Letter’’)).

     The Company has not paid any dividends to date on its Common Stock and has no current intent to do so.

     Please direct questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to the Information Agent, Morrow and Co., LLC, 470 West Avenue, Stamford, CT 06902, or igc.info@morrowco.com.

THE DATE OF THIS OFFER IS NOVEMBER 24, 2008

SUMMARY

The Company	India Globalization Capital, Inc., a Maryland corporation, with principal executive offices at 4336 Montgomery Ave., Bethesda, Maryland 20814.

The Warrants

As of October 31, 2008, the Company has 22,609,000 Warrants outstanding that were issued by the Company in its initial public offering ( “Public Warrants”) and an additional 1,190,000 Warrants outstanding that were issued by the Company in private placements (“Private Warrants” and together with the Public Warrants, the “Warrants”). The Warrants are exercisable for an aggregate of 23,799,000 shares of Common Stock of the Company. By their terms, the Public Warrants will expire on March 3, 2011. The Private Warrants expire by their respective terms.

Exercise Price

The Company is offering the holders of the 23,779,000 outstanding Warrants the opportunity to exercise such Warrants either by (i) exchanging 5 Warrants and $0.55 for one share of Common Stock, (ii) or by exchanging 12 Warrants for one share of Common Stock.

If Warrant holders choose to participate in the Offer, they may exercise any or all of such holder’s Warrants, pursuant to either method above or through a combination of both methods, pursuant to the terms of the Offer.

Cash Exercise Price with Exchange      $0.55 and exchange 5 Warrants to receive one share of Common Stock.

Exercise by Exchange	Exchange 12 Warrants to receive one share of Common Stock. Exchanges may not be made for other than a whole number of shares of Common Stock.

Expiration Date of Offer	5:00 p.m., United States (“U.S.”) Eastern Time on the evening of Tuesday, December 23, 2008, unless extended by the Company.

How to Tender Warrants

To tender your Warrants, you must complete one of the actions described under ‘‘Important Procedures’’ before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Morrow and Co., LLC, 470 West Avenue, Stamford, CT 06902, igc.info@morrowco.com, holders, please call Toll Free: (800) 607-0088, banks and brokerage firms, please call: (800) 662-5200.

Exercise by Cash Payment with Exchange

The exercise price of the Warrant is payable only by certified bank check or wire transfer of immediately available funds in accordance with the Company’s instructions and must accompany the Letter of Transmittal along with the surrender of 5 Warrants for each share of Common Stock in accordance with the Company’s instructions.

Exercise by Exchange Payment	Exchange exercise will require surrender of 12 Warrants for each share of Common Stock in accordance with the Company’s instructions and must accompany the Letter of Transmittal.

Rescission Rights	If you tender your Warrants and change your mind, you may rescind and withdraw your tendered Warrants at any time until the Expiration Date of the Offer. See Section 3.

Purpose of the Offer

The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater certainty to investors and potential investors regarding the number of shares of Common Stock, which are, and may become, outstanding and to raise additional capital. The Company’s Board of Directors believes that the substantial number of Warrants now outstanding creates confusion in the marketplace as well as opportunities for arbitrage that adversely affect the Company’s trading price. While the Board of Directors has approved this Offer, neither the Company or any of its directors, officers or employees, nor the information agent makes any recommendation as to whether to exercise Warrants. Each holder of a Warrant must make his or her own decision as to whether to exercise some or all of his or her Warrants.

Conditions of the Offer	The conditions to the Offer are:

(A)	with respect to the warrants issued in the Company’s initial public offering, the existence of an effective registration statement on Form S-1 for the issuance of the Common Stock upon exercise of the Warrants; and

(B)	each Holder delivers to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

Market Price of the Warrants

The Warrants and Common Stock are listed on the NYSE Euronext under the symbols IGC.WS and IGC, respectively. On November 21, 2008, the last reported sale prices of the Warrants and Common Stock were $1.19 and $0.09, respectively. The Units also trade on the American Stock Exchange under the symbol IGC.U and the last reported sales price of the Units on November 21, 2008 was $0.87.

Commissions

The Company has not retained a warrant solicitation agent in connection with our Offer. In the event that we do so, we will make appropriate filings with the Securities and Exchange Commission to reflect the agreement with such agent including any commission structure.

Further Information

Please direct questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to the Information Agent — Morrow and Co., LLC, 470 West Avenue, Stamford, CT 06902, or igc.info@morrowco.com.

INTRODUCTION

     India Globalization Capital, Inc. (the ‘‘Company’’) is making an offer for a period of twenty (20) business days, unless extended by the Company, to the holders of (i) the Company’s publicly traded warrants (the ‘‘Public Warrants’’) to purchase an aggregate of 22,609,000 shares of common stock par value $.0001 per share, (the ‘‘Common Stock’’), which were issued by the Company in its initial public offering, (ii) 340,000 Warrants initially issued to Ram Mukunda, Ranga Krishna and John Cherin in a private placement of 170,000 units consisting of 170,000 shares of Common Stock and the 340,000 Warrants immediately prior to the Company’s IPO, and (iii) 850,000 Warrants issued to Oliveira Capital, LLC in a private placement, as follows:

  To modify terms on which the Warrants can be exercised to permit temporarily, instead of paying the purchase price in cash, the exchange of 5 Warrants and $0.55 for one share of Common Stock; and

  To modify terms on which the Warrants can be exercised to permit temporarily, instead of paying the purchase price in cash, the exchange of 12 Warrants for one share of Common Stock.

     NO FRACTIONAL SHARES WILL BE ISSUED. IF YOU ELECT TO EXERCISE WARRANTS AND YOUR EXERCISE RESULTS IN A FRACTIONAL SHARE OF COMMON STOCK TO BE ISSUED, YOU WILL RECEIVE THE MARKET VALUE OF SUCH FRACTIONAL SHARE BASED ON THE CLOSING PRICE OF THE COMMON STOCK ON THE DAY IMMEDIATELY PRECEDING THE EXPIRATION DATE.

     The Offer to modify the terms on which the Warrants may be exercised will commence on November 24th, 2008 (the date the materials relating to the Offer are first sent to the holders, the ‘‘Offer Date’’), through December 23, 2008 at 5:00 p.m., New York City time, or such later date to which the Company may extend the Offer (the ‘‘Expiration Date’’), at which point the original terms of the Warrants, including, but not limited to, the exercise price of $5.00 per share, shall resume and continue to apply until the Warrants expire by their terms on March 3, 2011.

     YOU ARE UNDER NO OBLIGATION TO EXERCISE ANY WARRANTS. HOWEVER, ON THE EXPIRATION DATE OF THE OFFER, WARRANT HOLDERS WILL NO LONGER BE ABLE TO ACCEPT THE OFFER TO EXERCISE THE WARRANTS ON THE MODIFIED TERMS. FOLLOWING THE EXPIRATION DATE, THE ORIGINAL TERMS OF THE WARRANTS, INCLUDING, BUT NOT LIMITED TO, THE ORIGINAL EXERCISE PRICE OF THE WARRANTS AND THE NUMBER OF SHARES OF COMMON STOCK (ONE SHARE) INTO WHICH A WARRANT MAY BE EXERCISED SHALL RESUME AND CONTINUE TO APPLY.

     As of the date hereof, the Company has 23,799,000 Warrants outstanding that are subject to the Offer.

     UNEXERCISED PUBLIC WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON MARCH 3, 2011. UNEXERCISED PRIVATE WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR RESPECTIVE TERMS.

     IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS, PROVIDED THAT THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

     The Company’s Warrants and Common Stock are listed on the NYSE Euronext under the symbols IGC.WS and IGC, respectively. On November 21, 2008, the last reported sale prices of the Warrants and Common Stock were $1.19 and $0.09 respectively. The Company’s Units also trade on the American Stock Exchange under the symbol IGC.U and the last reported sales price of the Units on November 21, 2008 was $0.87.

     If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer (For specific instructions regarding separation of Units, please see the Client Letter attached as Exhibit).

THE OFFER

Material Risks of Participating In the Offer

     Participation in this Offer involves a number of potential risks, including but not limited to the risks identified in the Company’s Form 10-KSB for the fiscal year ended March 31, 2008 in Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-1 dated November 12, 2008. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer in its entirety and review the documents referred to in Sections 9, 12 and 13.

1. GENERAL TERMS

     Subject to the terms and conditions of the Offer, the Company is making an offer for a period of twenty (20) business days, unless extended by the Company, to the holders of the Company’s Warrants, as follows:

  To modify terms on which the Warrants can be exercised to permit temporarily, instead of paying the purchase price in cash, the exchange of 5 Warrants and $0.55 for one share of Common Stock; and

  To modify terms on which the Warrants can be exercised to permit temporarily, instead of paying the purchase price in cash, the exchange of 12 Warrants for one share of Common Stock.

     NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXERCISED FOR WHOLE SHARES. WARRANTS MAY ON LY BE TENDERED FOR EXCHANGE IN LOTS OF 5 (WHEN ACCOMPANIED BY A CASH PAYMENT) OR 12.

     A. Period of Offer

     The Offer will only be open for a period beginning on the Offer Date and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to holders of the Warrants who have not tendered any Warrants. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. See Section 10.

     IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS. PURSUANT TO THE WARRANT TERMS, THE COMPANY MAY REDEEM SOME OR ALL OF THE WARRANTS AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY’S COMMON STOCK EQUALS OR EXCEEDS $8.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

     B. Partial Exercise Permitted

     If you choose to participate in the Offer, you may exercise less than all of your Warrants pursuant to the terms of the Offer, subject to the requirement that exercise your Warrants solely for a whole number of shares.

     WARRANTS NOT EXERCISED DURING THE PERIOD OF THE OFFER SHALL, AFTER THE EXPIRATION DATE, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH WARRANTS, AS THE TERMS OF SUCH WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER.

     UNEXERCISED PUBLIC WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON MARCH 3, 2011. UNEXERCISED PRIVATE WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR RESPECTIVE TERMS.

     C. Payment Upon Cash Exercise With Exchange

     The exercise price of the Warrants exercised pursuant to the Offer will be payable only by bank check or wire transfer of immediately available funds in accordance with the Company’s instructions and must accompany the Letter of Transmittal and 5 Warrants surrendered in accordance with the Company’s instructions for each share of Common Stock purchased.

     D. Exercise by Exchange

     Exercising the Warrants by exchange will require surrendering 12 Warrants in accordance with the Company’s instructions and accompanied by the Letter of Transmittal.

     E. Combinations of Methods to Exercise

     You may tender your Warrants by either method described in (C) or (D) above or by a combination of both methods.

     THIS OFFER IS CONDITIONED UPON THE EXISTENCE OF AN EFFECTIVE REGISTRATION STATEMENT ON FORM S-1 FOR THE ISSUANCE OF THE COMMON STOCK UPON EXERCISE OF THE WARRANTS.

     NONE OF THE COMPANY, OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO ANY HOLDER OF A WARRANT AS TO WHETHER TO EXERCISE THEIR WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR WARRANTS.

2. PROCEDURE FOR EXERCISING AND TENDERING WARRANTS

     A. Proper Exercise and Tender of Warrants

     To exercise and tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

     In the Letter of Transmittal, the exercising Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants exercised and the method(s) of exercise (either cash payment with exchange or straight exchange); and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

     Where Warrants are exercised by a registered holder of the Warrants who has completed either the box entitled ‘‘Special Payment Instructions’’ or the box entitled ‘‘Special Delivery Instructions’’ on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an ‘‘Eligible Institution.’’

     An ‘‘Eligible Institution’’ is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an ‘‘eligible guarantor institution,’’ as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

     If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Warrants, with the signature(s) on the Warrants or stock powers guaranteed.

     An exercise of Warrants pursuant to the procedures described below in this Section will constitute a binding agreement between the exercising holder of Warrants and the Company upon the terms and subject to the conditions of the Offer.

     ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

     NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY DELIVERY. The depositary will establish an account for the shares at The Depository Trust Company (‘‘DTC’’) for purposes of the Offer within two business days after the date of this document. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

     WARRANTS HELD THROUGH CUSTODIANS. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to exercise your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter to custodians may be used by you to instruct a custodian to exercise and deliver warrants on your behalf.

     Unless the Warrants being exercised are delivered to the depositary by 5:00 P.M., New York City time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted agent’s message, we may, at our option, treat such exercise as invalid. Issuance of Common Stock upon exercise of Warrants will be made only against the valid exercises of the Warrants.

     GUARANTEED DELIVERY. If you want to exercise your Warrants pursuant to the Offer but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the depositary prior to the Expiration Date, you can still exercise your Warrants if all the following conditions are met:

  the tender is made by or through an Eligible Institution;

  the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document (with signatures guaranteed by an Eligible Institution); and

  the depositary receives, within three American Stock Exchange trading days after the date of its receipt of the notice of guaranteed delivery,

    the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

     In any event, the issuance of shares of Common Stock for Warrants exercised pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

     B. Conditions of the Offer

     The conditions to the Offer are:

(A)	the existence of an effective registration statement on Form S-1 for the issuance of the Common Stock upon exercise of the Warrants; and

(B)	each Holder delivers to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

     C. Determination of Validity

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of the Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

     The exercise of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

     D. Signature Guarantees.

     Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an ‘‘Eligible Institution’’). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled ‘‘Special Delivery Instructions’’ or ‘‘Special Issuance Instructions’’ in the Letter of Transmittal; or (b) such Warrants are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3. RESCISSION RIGHTS

     Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Warrants pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may retain all Warrants tendered, and tenders of such Warrants may not be rescinded except as otherwise provided in this Section 3.

     To be effective, a written notice of rescission must be timely received by the depositary at their address identified in this Offer. Any notice of rescission must specify the name of the person who tendered the Warrants for which tenders are to be rescinded and the number of Warrants to be rescinded. If the Warrants to be rescinded have been delivered to the depositary, a signed notice of rescission must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be rescinded. Rescission may not be cancelled, and Warrants for which tenders are rescinded will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are rescinded may be tendered again by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     A holder of Warrants desiring to rescind tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds their Warrants. In order to rescind previously tendered Warrants, a DTC participant may, prior to the Expiration Date, rescind its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) rescinding its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of rescission of such instruction. The notices of rescission must contain the name and number of the DTC participant. A rescission of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such rescission relates. A DTC participant may rescind a tendered Warrant only if such rescission complies with the provisions described in this paragraph.

     A holder who tendered their Warrants other than through DTC should send written notice of rescission to the depositary specifying the name of the Warrant holder who exercised the Warrants being rescinded. All signatures on a notice of rescission must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of rescission need not be guaranteed if the Warrants being rescinded are held for the account of an Eligible Guarantor Institution. Rescission of a prior Warrant tender will be effective upon receipt of the notice of rescission by the depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of rescission must be timely received by the depositary.

     All questions as to the form and validity (including time of receipt) of any notice of rescission will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of rescission or incur any liability for failure to give any such notification, subject to the judgment of any court.

4. ACCEPTANCE FOR PAYMENT OF WARRANTS AND ISSUANCE OF SHARES

     Upon the terms and subject to the conditions of the Offer, from the Offer Date to the Expiration Date, the Company will accept for exercise Warrants validly tendered. The Common Stock to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, and, (i) in the event of a cash exercise with exchange, a certified bank check or wire transfer of immediately available funds in accordance with the instruction herein in the amount of the purchase price of the Common Stock along with the surrender of Warrants being tendered and (ii) in the event of an exchange without cash payment, the surrender of Warrants being tendered.

     For purposes of the Offer, the Company will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not rescinded, unless the Company gives written notice to the Warrant holder of its non-acceptance.

5. BACKGROUND AND PURPOSE OF THE OFFER

     A. Information Concerning India Globalization Capital, Inc.

          On March 7, 2008, the Company completed the following transactions.

Sricon

     The Company acquired an aggregate 63% equity interest in Sricon Infrastructure Private Limited (“Sricon”) on a fully diluted basis for a total price of approximately $29 million by purchasing an approximate 5% equity interest from the promoters of Sricon for about $3 million and the remaining 58% equity interest directly from Sricon for around $26 million, through the issuance of new Sricon shares. The $26 million was funded by approximately with $8.1 million of cash and $17.9 million in a note from Sricon. If IGC does not pay the note, we would need to reduce our ownership in Sricon proportionately. Sricon was incorporated as a private limited company on March 3, 1997 in Nagpur, India. Its registered office is at Pragati Layout, Rajeev Nagar, Nagpur 440025. Sricon is an engineering and construction company that is engaged in the execution of civil construction and structural engineering projects, inter alia, in the design building and maintenance of roads, highways, toll booths, over passes, as well as industrial infrastructure development such as power plants, water supply systems and mining. Sricon’s present and past clients include various Indian government organizations that are responsible for the construction and maintenance of the network of Indian roads.

TBL

     The Company acquired an approximately 77% equity interest in Techni Bharathi Limited (“TBL”) for a total price of around $12 million. The Company purchased an approximately 38.7% equity interest directly from TBL for around $6.9 million, purchased directly from TBL a new convertible debenture that may be converted to approximately 11.25% equity interest in TBL for about $3.13 million, and purchased a convertible preferred debenture from Odeon Limited, which we converted to an approximately 27% equity interest in TBL, for $2 million. The preceding percentages are calculated on a fully-diluted basis after giving effect to the acquisition of the 77% equity position. TBL was incorporated as a public (but not listed on the stock market) limited company on June 19, 1982 in Cochin, India. Its registered office is at 34/136A Edappally Bypass Road, Cochin, 682024, Kerala, India. TBL is an engineering and construction company that is engaged in the execution of civil construction and structural engineering projects, such as in the design and building of roads, highways, bridges, tunnels, airport runways, rail roads and dams. TBL has a regional focus in the states of Andhra Pradesh, Karnataka and Tamil Nadu. Its present and past clients include various Indian government organizations that are responsible for the construction and maintenance of the network of Indian roads.

     The Company, through Sricon and TBL, has three lines of business: 1) Highway and other heavy construction, 2) mining & quarrying and 3) civil construction and engineering of high temperature plants. The Company’s medium term plans are to expand each of these lines of business. Representative clients of Sricon and TBL include National Highway Authority of India, National Thermal Power Corporation, Konkan Railway Corporation and the Southern Railway and Cochin International Airport Limited.

Dividend Policy

     The Company has not paid any dividends to date on its Common Stock and has no current intent to do so.

     B. Purpose of the Offer.

     The purposes of the Offer are to raise additional capital and reduce the number of Warrants outstanding in order to provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding and to raise additional capital. The Company believes that the substantial number of Warrants now outstanding creates confusion in the marketplace as well as opportunities for arbitrage that adversely affect the Company’s trading price. The Company further believes that an infusion of additional capital would assist the Company in securing bank debt, contracts and executing its business plan.

     C. Interests of Directors and Officers.

     Ram Mukunda, our Chief Executive Officer, President, and a member of the Board of Directors and Dr. Ranga Krishna, the Company’s Chairman of the Board, each acquired Warrants in a private placement immediately prior to the Company’s initial public offering. Mr. Mukunda and Dr. Krishna have not yet determined whether they will tender Warrants in this transaction.

     Except as described herein and below, there are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of equity security of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the 34 Act; or (j) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the 34 Act. The exercise of the Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of additional shares of the Common Stock of the Company.

     NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO TENDER AND EXERCISE SOME OR ALL OF THEIR WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER AND EXERCISE THEIR WARRANTS.

6. PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

     The Warrants and Common Stock are listed on the NYSE Euronext under the symbols IGC.WS and IGC, respectively. On November 21, 2008, the last reported sale prices of the Warrants and Common Stock were $1.19 and $0.09, respectively. The Company also has a current trading market for its Units. The Units also trade on the NYSE Euronext under the symbol IGC.U and on November 21, 2008 (the last date on which trades in the Units were consummated) the closing sale price of the Units was $0.87.

     The Company recommends that Holders obtain current market quotations for the Common Stock, among other factors, before deciding whether or not to exercise their Warrants.

     The following table shows, for the last eight fiscal quarters, the high and low closing prices per share of the Common Stock, Warrants and Units as quoted on the NYSE Euronext:

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
December 31, 2006	$5.86	$5.43	$0.87	$0.39	$7.74	$6.22
March 31, 2007	$5.86	$5.56	$0.99	$0.64	$7.79	$6.85
June 30, 2007	$5.77	$5.57	$0.79	$0.59	$7.32	$6.85
September 30, 2007	$5.85	$5.64	$0.63	$0.36	$7.10	$6.40
December 31, 2007	$5.94	$5.69	$0.59	$0.34	$6.90	$6.35
March 31, 2008	$5.90	$3.60	$0.73	$0.25	$7.45	$4.15
June 30, 2008	$5.90	$3.81	$1.30	$0.58	$8.80	$5.28
September 30, 2008	$4.99	$4.50	$1.00	$0.55	$6.86	$5.65

7. SOURCE AND AMOUNT OF FUNDS

     Because this transaction is an offer to holders to exercise their existing Warrants, there is no source or total amount of funds or other consideration applicable. The Company will use existing working capital to pay expenses associated with this transaction.

8. TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS

     Other than as set forth below, and as set forth in the Company’s Certificate of Incorporation and By-Laws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers identified above, and any other person with respect to the Warrants.

     Warrant Agreement. In connection with its initial public offering and the appointment of a warrant agent for its Public Warrants, the Company entered into a Warrant Agreement with Continental Stock Transfer & Trust Company. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Public Warrants.

9. FINANCIAL INFORMATION REGARDING THE COMPANY.

     The Company incorporates by reference the Company’s financial statements for the fiscal years ended March 31, 2008 and March 31, 2007 and the period from April 29, 2005 through March 3. 2006 that were furnished in the Company’s Annual Report on Form 10-KSB and filed with the SEC on July 15, 2008, the Company's financial statements for the quarter ended June 30, 2008 that were furnished in the Company's Quarterly Report on Form 10-Q and filed with the SEC on August 18, 2008, and the Company's financial statements for the quarter ended September 30, 2008 that were furnished in the Company's Quarterly Report on Form 10-Q and filed with the SEC on November 14, 2008. The full text of the Annual Report on Form 10-K, as well as the other documents the Company has filed with the U.S. Securities and Exchange Commission (‘‘SEC’’) prior to, or will file with the SEC subsequent to, the filing of this Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

10. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

     The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. Federal securities laws. It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

     The conditions to the Offer are:

(A)	the existence of an effective registration statement on Form S-1 for the issuance of the Common Stock upon exercise of the Warrants; and

(B)	each Holder delivers to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

11. U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material U.S. federal income tax consequences to Holders (as defined below): (a) who acquire Common Stock in exchange for Warrants and, in the case of the Cash Payment Exchange (as defined below) the additional Cash Payment pursuant to this Offer; and (b) of their subsequent ownership and disposition of Common Stock so acquired. This summary provides only a general discussion and does not represent a complete analysis of all U.S. federal income tax consequences of the acquisition of the Common Stock in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment or subsequent ownership and disposition of Common Stock so acquired, many of which may depend upon the individual facts and circumstances of a particular Holder. Therefore, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any Holder. Holders should consult their tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences of the acquisition of Common Stock in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment pursuant to this Offer and the subsequent ownership and disposition of the Common Stock so acquired.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactively applied, may result in U.S. federal income tax consequences materially different from those discussed in this summary. We have not requested, and do not intend to request, a ruling from the Internal Revenue Service (the “IRS”) or a legal opinion of our counsel regarding any of the U.S. federal income tax consequences of the acquisition of Common Stock in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment pursuant to this Offer and the subsequent ownership and disposition of Common Stock so acquired. This summary does not in any way either bind the IRS or the courts or constitute an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS, any other federal, state or local agency or the courts.

     For purposes of this discussion, we have assumed that each Holder acquired all of its Warrants (including both its Public Warrants and Private Warrants, as well as those Warrants that comprise a Unit) on the same date (and, thus, for purposes of this discussion, we have assumed that a Holder’s holding period for all of its Warrants is the same). If, however, this is not the case, then the holding period of one or more of the shares (or portion(s) thereof) of Common Stock that a Holder would receive in an Exchange would be different than as described herein. For purposes of this discussion, we have also assumed that each Holder is holding its Warrants and, if such Holder participates in the Offer, will hold the share(s) of Common Stock that it would receive in an Exchange Transaction (as defined herein) as a capital asset (within the meaning of Section 1221 of the Code).

     As used in this summary: (A) a “Holder” is any person who or that is the beneficial owner of Common Stock or Warrants; (B) a “U.S. Holder” is any Holder who or that is (i) a citizen or an individual resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions, including the States and the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; (C) a “Non-U.S. Holder” is any Holder that is an individual, corporation, estate or trust that is not described in clause (B)(i), (ii), (iii) or (iv) above. If a Holder is a partnership (or entity that is classified as a “partnership”), grantor trust, S corporation or other pass-through entity for U.S. federal income tax purposes, the U.S. federal income tax treatment of a direct or indirect partner, member, grantor, shareholder or other beneficial owner of such partnership, grantor trust, S corporation or other pass-through entity generally will depend upon the status of such direct or indirect partner, member, grantor, shareholder or other beneficial owner and upon the activities of such partnership, grantor trust, S corporation or other pass-through entity. Direct or indirect partners, members, grantors, shareholders or beneficial owners of a Holder that is a partnership, grantor trust, S corporation or other pass-through entity should consult their own tax advisors as to the U.S. federal, state, local, and non-U.S., tax consequences of the acquisition of Common Stock by such Holder in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment pursuant to this Offer and the subsequent ownership and disposition of the Common Stock so acquired.

     This summary does not address the U.S. federal income tax consequences to certain categories of Holders subject to special rules, including Holders (i) that are banks, financial institutions or insurance companies, (ii) that are regulated investment companies or real estate investment trusts, (iii) that are brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (iv) that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts, (v) that own Common Stock or Warrants as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment for U.S. federal income tax purposes, (vi) that have a functional currency other than the U.S. dollar, (vii) that are liable for the “alternative minimum tax” under the Code, (viii) that hold Common Stock or Warrants other than as a capital asset, within the meaning of Section 1221 of the Code or (ix) who are U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies.” Holders or beneficial owners of a Holder in one of the foregoing categories (as well as any direct or indirect partners, members, grantors, shareholders and/or other beneficial owner of any Holder that is a “partnership”, “grantor trust”, “S corporation” or other pass-through entity for U.S. federal income tax purposes) should consult their own tax advisors as to the U.S. federal, state and local, and non-U.S., tax consequences of the acquisition of Common Stock by such a Holder in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment pursuant to this Offer and the subsequent ownership and disposition of the Common Stock so acquired.

U.S. Holders

     The rules discussed in the following paragraphs will apply to U.S. Holders that acquire Common Stock in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment pursuant to this Offer, and the subsequent ownership and disposition of the Common Stock so acquired.

   U.S. Federal Income Tax Treatment of Exchanges

      If you are a holder of one or more Warrants and you participate in the Offer in accordance with the procedures set forth in this Offer, we intend to treat your participation for U.S. federal income tax purposes as follows: (a) if you elect to pay $0.55 (the “Cash Payment”) and exchange 5 Warrants to receive one share of Common Stock (the “Cash Payment Exchange”), then (and although such treatment – and, in particular, the manner in which it is determined which portion of such share of Common Stock is acquired in the “purchase” and the portion of such share of Common Stock is acquired in the “recapitalization”—is subject to uncertainty) we will treat the transaction as a purchase of the portion of such share of Common Stock having a fair market value equal to the Cash Payment (the “Purchased Portion”) and a “recapitalization” exchange of the Warrants for the remaining portion of such share of Common Stock (the “Exchanged Portion”); and (b) if you elect to exchange 12 of your Warrants for one share of Common Stock (the “Cash-Free Exchange” and either such exchange or the Cash Payment Exchange, an “Exchange Transaction”), we intend to treat such exchange as a tax-free ‘‘recapitalization’’ exchange of such 12 Warrants for one share of Common Stock. Consistent with our intended U.S. federal income tax treatment of the Cash Payment Exchange, we believe that the U.S. federal income tax consequences of such exchange to you should generally be as follows: (i) the Cash Payment Exchange should not result in the recognition of gain or loss; (ii) your basis in the one share of Common Stock that you would receive in such exchange should equal your basis in the Warrants plus the Cash Payment; and (iii) your holding period for such one share of Common Stock should be a “split holding period,” where the holding period of the Exchanged Portion of such share should include your holding period for the Warrants surrendered in such exchange and the holding period for the Purchased Portion of such share should begin on the day following the day of such exchange. Consistent with our intended U.S. federal income tax treatment of the Cash-Free Exchange, we believe that the U.S. federal income tax consequences of such exchange to you should generally be as follows: (I) the Cash-Free Exchange should not result in the recognition of gain or loss; (II) your basis in the one share of Common Stock that you would receive in such exchange should equal your basis in the Warrants so exchanged for such share; and (III) your holding period for such share of Common Stock would include your holding period for the Warrants surrendered in such exchange.

     If the Warrants you are exchanging (in either Exchange Transaction) are part of a Unit held by you, the basis in the Unit must be allocated between the two Warrants and the share of Common Stock that comprise the Unit.

     If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

     The remainder of this summary assumes the foregoing treatment of participating and non-participating Holders. However, because the U.S. federal income tax consequences of the Offer are unclear, there can be no assurance in this regard and alternative characterizations are possible (including characterizations that would require you to recognize taxable income for U.S. federal income tax purposes). In either Exchange Transaction, it is also possible that the amount of Common Stock to be received by a Holder could result in a constructive distribution under Section 305 of the Code (although the Treasury Regulations do provide that, as relevant, only those recapitalizations that are pursuant to a plan to periodically increase a shareholder’s proportionate interest in the assets or earnings of a corporation will be deemed to result in a distribution under Section 305(c) of the Code).

     Assuming the recapitalization treatment described above, if you are a participating Holder in an Exchange Transaction, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your Warrants (including basis information) and to maintain permanent records containing such information.

     THE FOREGOING SUMMARY IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT PURPORT TO ADDRESS ALL OF THE U.S. FEDERAL INCOME TAX OR OTHER TAX CONSIDERATIONS REGARDING THE ACQUISITION OF COMMON STOCK IN EXCHANGE FOR WARRANTS AND, IN THE CASE OF A CASH PAYMENT EXCHANGE, THE CASH PAYMENT PURSUANT TO THIS OFFER AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF THE COMMON STOCK SO ACQUIRED. BECAUSE THE U.S. FEDERAL INCOME TAX TREATMENT OF THE ACQUISITION OF COMMON STOCK IN EXCHANGE FOR WARRANTS AND, IN THE CASE OF A CASH PAYMENT EXCHANGE, THE CASH PAYMENT PURSUANT TO THIS OFFER AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF THE COMMON STOCK SO ACQUIRED IS UNCLEAR, THERE CAN BE NO ASSURANCE THAT THE IRS WOULD NOT ASSERT A DIFFERENT U.S. FEDERAL INCOME TAX TREATMENT OF SUCH ACQUISITION AND SUBSEQUENT OWNERSHIP AND DISPOSITION OF THE COMMON STOCK SO ACQUIRED THAN THAT DESCRIBED ABOVE (AND/OR THAT A COURT WOULD NOT UPHOLD SUCH DIFFERENT TREATMENT); MOREOVER, OUR COUNSEL WILL NOT RENDER A LEGAL OPINION ON THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER OR A HOLDER’S PARTICIPATION IN THE OFFER (AND, OTHERWISE, A HOLDER’S PARTICIPATION IN AN EXCHANGE TRANSACTION). THUS, EACH HOLDER IS STRONGLY ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS REGARDING THE POTENTIAL UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PARTICIPATION IN THE OFFER (AND, OTHERWISE, SUCH HOLDER’S PARTICIPATION IN AN EXCHANGE TRANSACTION) AND THAT MAY BE RELEVANT TO IT BASED UPON ITS PARTICULAR CIRCUMSTANCES.

   Ownership of Common Stock Following Exchange Transaction

     The gross amount of any distribution of cash or property (other than in liquidation) made to you with respect to Common Stock that you acquire in either Exchange Transaction generally will be includible in your income for U.S. federal income tax purposes as dividend income to the extent such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. A distribution, which is treated as a dividend for U.S. federal income tax purposes, may qualify for a 70% dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation (or, otherwise, an entity that is treated as a corporation for U.S. federal income tax purposes) (or an 80% dividends-received deduction in the case where such U.S. Holder owns at least 20%, by vote and value, of the Company’s stock, but without regard to certain preferred stock described in Section 1504(a)(4) of the Code) and certain holding periods and taxable income requirements are satisfied. Any dividend received by a U.S. Holder that is a corporation is subject to the “extraordinary dividend” provisions of the Code, however.

     A distribution in excess of our current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of your adjusted tax basis in your Common Stock and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Stock). To the extent that such distribution exceeds your adjusted tax basis, the distribution will be treated as capital gain and, if your holding period in the share(s) of Common Stock (and/or, as applicable, the Exchanged Portion and/or Purchased Portion thereof) that you would receive in an Exchange Transaction exceeds one year as of the date of the distribution, long-term capital gain (otherwise, such capital gain will be short-term capital gain). Under current U.S. federal income tax law (which is subject to change), if you are a non-corporate U.S. Holder, dividends received by you before January 1, 2011 may be “qualified dividend income” to you and may be subject to a maximum U.S. federal income tax rate of 15% if certain holding period and other requirements are met.

   Disposition of Common Stock Following Exchange Transaction

     You will generally recognize gain or loss upon the taxable sale, exchange or other disposition of the Common Stock that you acquire in either Exchange Transaction in an amount equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition, and (ii) your adjusted tax basis in such Common Stock. Generally, such gain or loss will be capital gain or loss and, if your holding period in the share(s) of Common Stock (and/or, as applicable, the Exchanged Portion and/or Purchased Portion thereof) that you would receive in an Exchange Transaction exceeds one year as of the date of the sale, exchange or other taxable disposition, long-term capital gain (otherwise, such capital gain will be short-term capital gain). Under current U.S. federal income tax law (which is subject to change), long-term capital gains of an individual taxpayer for taxable dispositions prior to January 1, 2011 will be taxed at a maximum U.S. federal income tax rate of 15%.

Non-U.S. Holders

     The rules discussed in the following paragraphs will apply to your acquisition of Common Stock in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment pursuant to this Offer, and the subsequent ownership and disposition of Common Stock so acquired, if you are a Non-U.S. Holder, as defined above.

   Acquisition of Common Stock Following Exchange Transaction

     Even if the acquisition of Common Stock in either Exchange Transaction does not constitute a tax-free recapitalization as discussed above, you generally will not be subject to U.S. federal income taxation on income or gain, if any, recognized in connection with such acquisition unless (i) such income or gain is treated as effectively connected to the conduct of your trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by you), or (ii) you are a non-resident alien individual, who is present in the United States for 183 days or more in the year of the acquisition, and certain other conditions are met.

   Ownership of Common Stock Following Exchange Transaction

     Dividends paid to you on your Common Stock that you acquire in either Exchange Transaction will generally be subject to U.S. withholding tax at a rate of 30%. The withholding tax may not apply, however, or may apply at a reduced rate, under terms of an applicable tax treaty between the United States and your country of residence. Generally, you must demonstrate your entitlement to treaty benefits by providing an IRS Form W-8 BEN (or other applicable form) to us, certifying under penalty of perjury that you are not a U.S. person and are entitled to treaty benefits. If your Common Stock is held through certain foreign intermediaries, other forms of certification complying with the requirements of applicable U.S. Treasury Regulations may be required. Special certification and other requirements may apply if you are a Non-U.S. Holder that is not an individual.

   Disposition of Common Stock Following Exchange Transaction

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by you on the sale, exchange or disposition of Common Stock that you acquire in either Exchange Transaction will generally not be subject to U.S. federal income tax unless: (a) the gain is effectively connected with your trade or business in the United States, and where a tax treaty applies, is attributable to your U.S. permanent establishment; (b) you are a non-resident alien individual, who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other conditions are met; (c) you are subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States); or (d) we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes during the 5-year period ending on the date of the sale, exchange or other disposition.

Information Reporting and Backup Withholding Tax

     The Code imposes backup withholding tax on certain payments, including payments of dividends and proceeds paid by brokers to their customers, if a taxpayer (a) fails to furnish its correct taxpayer identification number (generally on Form W-9); (b) furnishes an incorrect taxpayer identification number; (c) is notified by the IRS that it has previously failed to report properly items subject to backup withholding tax; or (d) fails to certify, under penalty of perjury, that such taxpayer has furnished its correct taxpayer identification number and that the IRS has not notified such taxpayer that it is subject to backup withholding tax (generally on Form W-9). However, taxpayers that are corporations generally are excluded from these information reporting and backup withholding tax rules.

     The information reporting and backup withholding rules do not apply to payments that are subject to 30% U.S. withholding tax on dividends paid to nonresidents, or to payments that are subject to a lower withholding tax rate or exempt from tax by application of an applicable tax treaty or special exception. Therefore, payments of dividends on Common Stock will generally not be subject to information reporting or backup withholding if you certify your nonresident status as described above. In addition, payments made to you by a broker upon a sale of Common Stock will generally not be subject to information reporting or backup withholding as long as you certify your foreign status.

     Backup withholding is not an additional U.S. federal income tax. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against your U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if you furnish required information to the IRS. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. You should consult your own tax advisor regarding the information reporting and backup withholding tax rules.

State and Local Tax

     We and our stockholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. Our tax treatment and that of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

12. RISK FACTORS; FORWARD LOOKING STATEMENTS

     In addition to those risks discussed in this Offer, including those set forth below, information concerning risk factors included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, our definitive proxy statement filed with the SEC on February 8, 2008 as supplemented and revised by a subsequent filing on March 4, 2008 and our Post-Effective Amendment No. 3 to Registration Statement on Form S-1 on filed with the SEC on November 12, 2008 is incorporated by reference herein. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Common Stock could decline to prices below that paid pursuant to an exercise of the Warrants. Specific risk factors related to our Warrants are set forth below.

Our outstanding options and warrants may have an adverse effect on the market price of common stock and increase the difficulty of effecting future business combination.

     We had outstanding warrants to purchase 23,799,000 shares of common stock and an outstanding option to purchase 500,000 units with each unit consisting of a share of common stock and two warrants each exercisable to purchase a share of common stock of the Company. The potential for the issuance of substantial numbers of additional shares of common stock upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

We may choose to redeem outstanding warrants at a time that is disadvantageous to our warrant holders.

     Subject to there being a current prospectus under the Securities Act of 1933, as amended, with respect to the shares of common stock issuable upon exercise of the warrants issued as a part of the units in our initial public offering, we may redeem the warrants at any time after the warrants become exercisable, in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is sent. We may also elect to reduce the warrant price in our sole discretion to encourage warrant holders to exercise their warrants to purchase our common stock. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Although we are required to (and intend to) use our best efforts to have an effective registration statement covering the issuance of the shares underlying the Public Warrants at the time that the warrant holders exercise their warrants, we cannot guarantee that a registration statement will be effective, in which case the warrant holders may not be able to exercise their warrants.

     Holders of the Public Warrants will be able to receive shares upon exercise of the Public Warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of common stock underlying the Public Warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Public Warrants reside. Although we have agreed in the warrant agreement relating to the Public Warrants, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, we have such a registration statement currently in effect and we intend to continue to comply with such agreement, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

Although there is a current effective registration statement covering resale of the shares underlying the Private Warrants, we cannot guarantee that a registration statement will remain effective, in which case the holders of the Private Warrants may not be able to sell the shares of common stock they acquire upon exercise of their warrants.

     The shares underlying the Private Warrants have not been registered under the Securities Act of 1933 or with the states. Accordingly, the holders of the Private Warrants shall only be able to sell any shares of common stock they receive upon exercise of the warrants under an exemption from registration or if a current registration statement relating to the shares of common stock underlying the Public Warrants is then effective and such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the prospective purchasers of the shares reside. Although we have contractually agreed to register the underlying shares under certain circumstances, we have such a registration statement currently in effect, and we intend to continue to comply with such agreement, we cannot give assurance that we will be able to do so.

The price of our common stock may fluctuate significantly, which may make it difficult for shareholders to resell common stock when they want or at a price they find attractive.

     We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

  actual or anticipated variations in our quarterly operating results;

  changes in interest rates and other general economic conditions;

  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

  operating and stock price performance of other companies that investors deem comparable to us;

  news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

  geopolitical conditions such as acts or threats of terrorism or military conflicts; and

  relatively low trading volume.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

     The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not currently intend to pay dividends, which may limit the return on your investment in us.

     We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

13. ADDITIONAL INFORMATION; MISCELLANEOUS

     The Company has filed with the SEC a Tender Offer Statement on Schedule TO, as amended, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

     The Company will assess whether it is permitted to make the Offer in all jurisdictions. If the Company determines that it is not legally able to make the Offer in a particular jurisdiction, the Company reserves the right to withdraw the Offer in that particular jurisdiction and the Company will inform Holders of this decision. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, or will amendments be accepted from or on behalf of the Holders residing in that jurisdiction.

     The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Holders should consult with personal advisors if Holders have questions about their financial or tax situation. The information about this Offer from the Company is limited to this document.

     The Company is subject to the information requirements of the 1934 Securities Exchange Act, as amended, and in accordance therewith files and furnishes reports and other information with the Commission. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer, or will file with the SEC in the future can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland 20814
(301) 983-0998

THE DEPOSITARY FOR OUR OFFER IS:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE 8TH FLR
NEW YORK, NY 10004
BY FACSIMILE TRANSMISSION:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FACSIMILE: (212) 616-7610
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536
THE INFORMATION AGENT FOR OUR OFFER IS:

MORROW & CO., LLC
470 WEST AVENUE
STAMFORD, CT 06902
(203) 658-9400
igc.info@morrowco.com
Banks and Brokerage Firms, Please Call: (800) 662-5200
Holders, Please Call Toll Free: (800) 607-0088
ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION
AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE.
REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL
OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE
INFORMATION AGENT